Exhibit 10.7.4

FOURTH AMENDMENT TO LEASE AGREEMENT

This FOURTH AMENDMENT TO LEASE AGREEMENT (“Amendment”) is dated as of April 14, 2014 (the “Effective Date”), and is made and entered into by and between SF INFINITE DRIVE, LLC, a Delaware limited liability company (“Landlord”), and GLOBEIMMUNE, INC., a Delaware corporation (“Tenant”).

Recitals:

This Amendment is made with reference to the following facts:

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of October 25, 2005, as amended by First Amendment dated as of August 25, 2006, by Second Amendment dated as of June 3, 2010 and by Third Amendment dated as of October 31, 2013 (as amended, the “Lease”); whereby Landlord leases to Tenant certain premises in the multi-tenant R&D property commonly known as 1450 Infinite Drive, containing approximately 154,420 rentable square feet, and located on, and related to, certain land lying and being in the City of Louisville, Colorado (as more particularly described in the Lease, the “Building”); which premises consist of approximately 19,191 rentable square feet (“RSF”) of office space (“Office Space”) in the Building, approximately 13,834 RSF of laboratory space (“Lab Space”) in the Building, and approximately 8,008 RSF of clean room space (“Clean Room”) in the Building, for a total RSF of 41,033 (as more particularly described and depicted in the Lease, the “Premises”).

B. The parties now desire to extend the term of the Lease for a period of five (5) years, upon the terms and conditions set forth in this Amendment.

Agreement:

The parties agree as follows:

1. Capitalized Terms. Capitalized terms used but not defined in this Amendment have the meaning given to such terms in the Lease.

2. Extension of Lease Term. Pursuant to the Second Lease Amendment, the Term of the Lease was extended for a period of three (3) years, commencing on November 1, 2010 and expiring on October 31, 2013 (the “First Renewal Term Expiration Date”). Pursuant to the Third Amendment, the Term of the Lease was extended for a period of three (3) months, commencing on November 1, 2013 (the “Second Renewal Term Commencement Date”) and expiring on January 31, 2014, with automatic renewal pursuant to terms of the Third Amendment to Lease (the “Second Renewal Term Expiration Date”) (collectively, the “Second Renewal Term”). Pursuant to this Fourth Amendment, the Term of the Lease shall be extended for a period of four (4) years, commencing on April 1, 2014 (the “Third Renewal Term Commencement Date”) and expiring on March 31, 2018 (the “Third Renewal Term Expiration Date”) (collectively, the “Third Renewal Term”).The term “Expiration Date” as set forth in Section 1.2 of the Lease and used throughout the Lease is hereby modified to mean the Third Renewal Term Expiration Date as defined herein. In the event that prior to March 31, 2018 Tenant’s stock becomes publicly traded , the term of the Lease shall be extended for an additional one (1) year, expiring March 31, 2019 at the rental rate outlined in the chart below.

3.

4. Base Rent. Effective as of the Third Renewal Term Commencement Date, the definition of Base Rent described in Section 1.5 of the Lease, shall be modified by the following Base Rent schedule which is to take effect upon the Third Renewal Term Commencement Date:

From	To	Annually	Monthly
04/01/2013	03/31/2015	$578,565.30	$48,213.78
04/01/2015	03/31/2016	$595,799.16	$49,649.43
04/01/2016	03/31/2017	$613,853.68	$51,154.47
04/01/2017	03/31/2018	$632,318.53	$52,693.21
*04/01/2018	03/31/2019	$651,193.71	$54,266.14

5. Security Deposit. On or before the Effective Date of this Amendment, Tenant shall replace its existing Irrevocable Letter of Credit with a $100,000 cash security deposit, to be held by Landlord upon the terms and conditions set forth in Section 5 of the Lease.

6. As Is, Where Is. Tenant accepts the Premises in its “AS IS, WHERE IS” condition during the Second Renewal Term. Landlord shall have no obligation to complete any remodeling or refurbishing of the Premises in connection with the Third Renewal Term. Tenant acknowledges that Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of the Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes.

7. No Default. Tenant represents and warrants that, as of the date of this Amendment, there are no defaults by Landlord under the Lease and Tenant has no defense or right of offset under the Lease.

8. Brokers. Tenant represents and warrants that Tenant has dealt only with Alex Hammerstein of CBRE, Inc. (“Tenant’s Broker”) as Tenant’s exclusive agent, and Michael Crane of Jones Lang LaSalle Americas, Inc. (“Landlord’s Broker”, and, together with Tenant’s Broker, collectively, the “Brokers”), as Landlord’s exclusive agent, in the negotiation of this Fourth Amendment. Landlord shall make payment of the brokerage fee due to the Brokers pursuant to and in accordance with a separate agreement with the Brokers. Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all damages, losses, costs or expenses (including, without limitation, all attorney’s fees and disbursements) by reason of any claim of or liability to any broker or other person (other than the brokers) claiming through Tenant and arising out of or in connection with the negotiation, execution and delivery of this Fourth Amendment.

9. Ratification of Lease. Except as expressly amended by this Amendment, the Lease is hereby ratified in its entirety and all terms and conditions thereto shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, this Amendment shall prevail and be controlling.

10. Tenant Representation. Tenant hereby represents that it has not assigned, transferred or sublet any interest in the Lease and that it has full power and authority to enter into this Amendment.

11. Counterparts. This Amendment may be executed in counterparts, and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

[Signature Page Follows]

IN WITNESS OF THESE AGREEMENTS, the parties are executing this First Amendment to Lease Agreement to be effective as of its Effective Date.

LANDLORD

SF INFINITE DRIVE, LLC,
a Delaware limited liability company
By:	Grosvenor Fund Management Inc.,
Its:	authorized agent

	By:	/s/ Bruce Ambler

Name:	Bruce Ambler, Jr.

Title:	VP

TENANT

GLOBEIMMUNE, INC.,
a Delaware corporation

By:	/s/ Timothy C. Rodell

Name:	Timothy C. Rodell, M.D.

Title:	President & Chief Executive Officer

-Signature Page-